Exhibit 99.1
Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

DARREN KARST APPOINTED RITE AID EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

Current SEVP and CFO Frank Vitrano to Continue as Rite Aid Chief Administrative Officer Until His Retirement in September, 2015

CAMP HILL, Pa. (July 24, 2014) — Rite Aid Corporation (NYSE: RAD) today announced that Darren Karst, a highly experienced retail finance executive, is joining Rite Aid as executive vice president and chief financial officer, effective Aug. 20. Karst succeeds Frank Vitrano, who has announced he will retire in September, 2015. Until then, Vitrano retains the chief administrative officer responsibilities for the company’s information technology, real estate and indirect procurement functions. He will also serve as a key resource in the development and execution of new business and growth initiatives.

In his position, Karst will be responsible for all aspects of the company’s finance, accounting, treasury, tax, investor relations, legal, risk management, internal assurance and asset protection functions. He will report to Rite Aid’s Chairman and CEO John Standley.

“We are pleased to welcome Darren to the Rite Aid team,” said Standley. “He is a proven leader with a broad-based financial background and a track record of success across a range of operating and financial disciplines. I am confident Darren’s deep retail knowledge and experience will serve Rite Aid well as we move forward.”

“I would also like to acknowledge the pivotal role Frank Vitrano has played in helping significantly improve Rite Aid’s business performance and results over the past six years,” Standley added. “We thank Frank for his dedication and hard work and we look forward to continuing to work together on executing our strategy to expand our health care offering and transform Rite Aid into a growing retail health care company.”

-MORE-

Rite Aid Press Release – page 2

Karst joins Rite Aid from Roundy’s, Inc. (NYSE:RNDY), a leading Midwest grocer based in Milwaukee, Wis., where he has been the executive vice president, chief financial officer and assistant secretary since 2002. Prior to that, Karst was a partner at the Yucaipa Companies, a private equity investment firm. He also held executive financial positions within several Yucaipa portfolio companies, including Chicago-based Dominick’s, where he served as the chief financial officer and a director.

Karst earned a bachelor’s degree in business administration and accounting from the University of Kansas in Lawrence. He is also a certified public accountant.

Rite Aid Corporation (NYSE: RAD) is one of the nation's leading drugstore chains with nearly 4,600 stores in 31 states and the District of Columbia and fiscal 2014 annual revenues of $25.5 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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